QUESTAR CORPORATION

                   EXECUTIVE INCENTIVE RETIREMENT PLAN
           (as amended and restated effective August 1, 1995)

1.    PURPOSE

      The Executive Incentive Retirement Plan (hereinafter referred to as the Plan) is intended to enable Questar Corporation and its subsidiaries to meet competition and to attract and retain key management personnel by helping such individuals to maintain their standards of living at retirement and providing for their families in the event of their death.

2.    DEFINITIONS

      Unless otherwise required by the context, the terms used herein shall have the meanings set forth below.

      "Board" shall mean the Board of Directors of Questar Corporation.

      "Company" shall mean Questar Corporation and any other organization controlled by or controlling Questar Corporation, or any successor thereto.

      "Compensation" of a Nominee shall mean the total base salary paid to the Nominee by the Company and all Participating Corporations, but excluding any other forms of additional compensation such as bonuses or contributions made to or under any form of employee benefit program or ordinary income recognized as a result of exercising stock options. Compensation shall include any base salary deferred by the Nominee under the Company's tax-qualified plans or nonqualified plans. Compensation during a period of leave of absence approved by the Board shall be assumed to be equal to the Nominee's full time earnings immediately prior to such leave.

      "Dependent" shall mean the unmarried natural or adopted child of the Nominee prior to the attainment of age 18 by such child, provided such child is a dependent of such Nominee as defined by the Internal Revenue Service at the time of death of the Nominee.

      "Family Protection Benefit" shall mean the benefit payments defined in Section 6 of this Plan.

      "Final Average Earnings" shall mean the highest average monthly Compensation paid to the Nominee during any period of 36 consecutive months of employment with the Company and/or any Participating Corporation or the average monthly Compensation during the entire period of employment with the Company and/or any Participating Corporation if less than 36 months long.

      "Nominee" shall mean an employee nominated for participation in the Plan who agrees to participate by signing an agreement.

      "Participating Corporation" shall mean an organization participating in the Plan in accordance with the provisions of Section 3.

      "Participating Service Units" shall mean a measure of employment with the Company determined as follows: each Nominee shall be credited with a total of 100 Participating Service Units for each full calendar year of employment, disability leave, or approved absence with the Company and/or any Participating Corporation (prorated for any calendar year in which such Nominee has less than a full calendar year of employment, disability leave, or approved absence). The Participating Service Units of a Nominee for any calendar year will be allocated to the Company and to each other Participating Corporation in the same proportion that the amount of Compensation paid to the Nominee by each such organization during the year bears to the total amount of Compensation paid by all such participating organizations to the Nominee during such year.

      "Regular Retirement Plan" shall mean any retirement plan maintained by the Company which qualifies as a defined benefit plan under the terms of ERISA.

      "Retirement Benefits" shall mean the benefit payments defined in
Section 5 and Section 6 of the Plan.

      "Spouse" shall mean the person to whom the Nominee is legally married continuously for one year immediately prior to the date of the Nominee's death if death occurs prior to the Nominee's retirement or continuously for one year immediately prior to the Nominee's retirement date if the Nominee's death occurs after retirement.

3.    PARTICIPATING CORPORATIONS

      The benefits provided to Nominees and their families by the Plan depend upon the employment and compensation histories of the Nominees.

      The Plan will recognize all employment with the Company including periods of employment with a predecessor organization immediately prior to the acquisition of control of such organization by the Company. Recognition of employment by companies or entities becoming affiliated with the Company in the future shall be at the discretion of the Board.

      Compensation paid directly by the Company to the Nominee will be recognized for the purpose of determining the benefit payable under this Plan. The amount of Compensation paid by any other organization affiliated with the Company will be recognized only if the Company's Board designates such organization as an eligible Participating Corporation, and the board of directors of such designated organization adopts a resolution agreeing to participate under the terms of the Plan. A Participating Corporation may revoke future participation at any time, except, however, that such revocation shall not deprive any Nominee, Spouse, or Dependent of benefits hereunder that such Nominee, Spouse or Dependent is then eligible to receive.

      The benefits payable to any Nominee or to the Nominee's family that depend upon amounts of Compensation paid by two or more organizations shall be allocated among the organizations in accordance with the provisions of Section 8.

      The Company may provide a funding source for benefits payable under the Plan by purchasing insurance policies on the lives of Nominees. The premiums, cash values, loans and interest of any policy on the life of a Nominee whose benefits depend upon Compensation paid by two or more organizations will be allocated among the organizations in accordance with the provisions of Section 9.

4.    PARTICIPATION IN THE PLAN AND ELIGIBILITY FOR BENEFITS

      Participation in this Plan shall be limited to those key executive employees of the Company or its affiliates nominated prior to June 20, 1986, by the Company's Board or the Board of Directors of a Participating Corporation. To become eligible for Retirement Benefits under the Plan, a Nominee must have continued in the employment of the Company until completion of 15 years of service or the attainment of age 65, whichever first occurs. Any Nominee who reaches age 65 or who has a total of 15 years of service with the Company (counting no single annual period of service more than once), and who is at such time a Nominee of more than one Participating Corporation, shall be eligible for Retirement Benefits as herein provided from all participating organizations having nominated such employee, payable according to the allocation methodology set forth in Section 8 hereof.

      The Company may impose such other terms and conditions as it shall deem to be desirable including but not limited to an agreement that the Nominee shall consult upon the request of the Company following retirement and shall not disclose any trade secrets or other confidential information and shall engage in no competitive business activities, directly or indirectly, after retirement.

      All Nominees who elect to participate must sign an agreement and consent to insurance being issued upon their lives to be paid for by the Company and with the Company as beneficiary and agree to terms and conditions above specified. Such agreements shall not constitute an employment contract, and the Company may dismiss or demote such Nominee as an officer at any time. The Nominee may voluntarily terminate employment as an officer at any time. A Nominee who ceases to serve as an officer shall be terminated from this Plan and shall forfeit all benefit rights under this Plan unless the Nominee has satisfied the eligibility requirements as hereinafter provided prior to the date on which service as an officer ends.

5.    RETIREMENT BENEFITS

      A Nominee who becomes eligible for retirement benefits under the Company's Regular Retirement Plan shall be eligible to commence Retirement Benefits under this Plan. Except as set forth in Section 6, the first payment of Retirement Benefits will be due on the first day of the month following retirement under the provisions of a Regular Retirement Plan, and payments will continue on the first of each month thereafter so long as the Nominee is alive. Nominees of more than one Participating Corporation must retire from all Participating Corporations to receive benefits hereunder.

      A Nominee who is not eligible to receive benefits under the Company's Regular Retirement Plan may receive Retirement Benefits under this Plan if declared eligible to receive such benefits by the Board of Directors.

      The basic monthly retirement amount of such a Nominee shall be ten percent (10%) of the Final Average Earnings of the Nominee.

6.    LUMP-SUM ELECTION

      A Nominee has a one-time election to receive the present value of his Retirement Benefit in a lump sum. The Nominee shall make this election at least one year prior to his retirement. The present value of the Retirement Benefit shall be calculated using a standard mortality table referred to as the "83 Group Annuity Mortality Table" and 80 percent of the six-month average rate for the 30-year Treasury bonds (with the six-month period ending as of the date of the Nominee's retirement). When making this election, the Nominee shall also indicate when the lump-sum payment shall be made and if it is to be made in more than one installment. The full amount of any lump-sum payment, together with credited interest, must be paid within five years of the Nominee's retirement. Any deferred payouts of lump-sum payments shall be credited with interest calculated at a monthly rate using the appropriate 30-year Treasury bond quoted in the Wall Street Journal on the first business day of each month. (The appropriate 10-year Treasury bond shall be the bond that has the closest maturity date (by month) preceding the date on which the interest is to be credited.) Any lump-sum payments that are not deferred shall be paid on the first business day of the month following the Nominee's retirement date or as soon thereafter as is administratively practicable. The Nominee's spouse must consent to the Nominee's election to receive a lump-sum payment. This consent must be in writing and must acknowledge the effect of such election.

      If the Nominee fails to timely make an election prior to his retirement, the Nominee shall receive monthly Retirement Benefits.

7.    FAMILY PROTECTION BENEFITS

      A Family Protection Benefit shall become payable upon the event that the Nominee dies in the active service of the Company or after retirement and leaves a surviving Spouse or Dependent.

      In the event that the Nominee dies after retirement and did not elect a lump-sum, the amount of the Family Protection Benefit shall be equal to one-half of the Nominee's Retirement Benefits under this Plan. The first payment will be due on the first day of the month following the date of death and payments will continue on the first of each month thereafter provided that the Spouse or a Dependent is alive and, in the case of a Dependent, until such Dependent has reached his/her 18th birthday.
      Family Protection Benefit payments shall be paid in full to the surviving Spouse or divided equally amongst those Dependents who have not reached their 18th birthdays in the event that there is no Spouse.

8.    ALLOCATION OF BENEFITS

      Benefit payments from the Plan attributable to a Nominee will be allocated to and paid directly by the Company and the Participating Corporations. Unless otherwise agreed to by the boards of directors of all participating organizations, the allocation to and responsibility for direct benefit payment of each organization will be in the same proportion that the total number of Participating Service Units of such Nominee allocated to the organization throughout the period of employment with the Company and/or any Participating Corporation bears to the total number of Participating Service Units for such Nominee.

9.    FINANCING THE BENEFITS

      The Company may enter into life insurance policies on the lives of the Nominees to protect against the burdens of premature death and to provide for an orderly financing program. The policies will be owned by the Company, and the proceeds will be paid to the Company. The Nominee will have no beneficial interest in any such insurance policy.

      The premium payments, cash values, loans and interest of any policies on the life of a Nominee for any calendar year will be allocated among the participating organizations. Unless otherwise agreed to by the boards of directors of all Participating Corporations, the allocation to each organization for any premium paid, cash values accrued, loan taken or interest paid during a year shall be in the same proportion that the total number of Participating Service Units of such Nominee allocated to the organization throughout the period of employment with the Company and/or any Participating Corporation up to and including such year bears to the total number of Participating Service Units for such Nominee.

      Proceeds from policies on the lives of Nominees will be allocated in proportion to the total benefits and premiums paid by and for which each Participating Corporation is ultimately responsible.

10.   PAYMENT OF BENEFITS

      Benefits as well as premium payments will be the obligation of the Company and/or Participating Corporations allocated as set forth in the Plan.

11.   ADMINISTRATION

      The Management Performance Committee of the Company's Board shall administer the Plan and may appoint an officer of the Company to assist the Committee with this responsibility. The Board shall have the sole responsibility to interpret the Plan and adopt such rules and regulations for carrying out the Plan as it may deem necessary.
Decisions of the Board shall be final and binding.

12.   SUCCESSOR TO THE COMPANY

      The Company shall require any successor or assign, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Company, to assume and agree to pay any Retirement Benefits in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

13.   CHANGE IN CONTROL AND LEGAL FEES

      The Company shall pay all legal fees and expenses that a Retired Nominee or a Nominee may incur as a result of the Company's contesting the validity or enforceability of such person's right to receive benefits under the terms of this Plan following a "Change in Control" of the Company. For purposes of this Plan, a Change in Control of the Company shall be deemed to have occurred if any "acquiring person" is or becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 20 percent or more of the Company's outstanding shares of common stock; provided, however, that the term "acquiring person" shall not include the Company, any subsidiary of the Company, any employee benefit plan established by the Company, or trustee for such plan. A "Change in Control" shall also include any act or event that, with the passage of time, would result in a Distribution Date, within the meaning of the Rights Agreement dated as of March 14, 1986, and as amended on May 16, 1989, between the Company and First Chicago Trust Company of New York.

14.   AMENDMENT OR TERMINATION

      The Board may at any time amend, alter, modify or terminate this Plan; provided, however, that any such action shall not adversely affect the rights of any current Nominees or their Spouses or Dependents then eligible to receive benefits under the Plan on the date of such amendment, alteration, modification or termination.